Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Martin P. Ketelaar, Vice President, Investor Relations (515) 362-3693
AmerUs Group Reports Record Quarter;
Net Income Advances 27% To $78.2 Million; $1.86 Per Share
     DES MOINES, Iowa (May 2, 2006)—AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, today reported record quarterly results, with first quarter 2006 net income of $78.2 million, or $1.86 per diluted share, compared with $61.5 million, or $1.43 per diluted share in the first quarter of 2005. Adjusted net operating income for the first quarter of 2006 was a record $51.0 million, or $1.22 per diluted share, compared with $46.7 million, or $1.09 per diluted share a year ago.1
     Commenting on the company’s first quarter results, chairman, president and chief executive officer Thomas C. Godlasky said, “We are obviously very pleased with our record quarterly results. Our plans are to continue to deliver shareholder value.”
Protection Product Sales2 and Results
     First quarter fixed life sales grew to $29.8 million, a 14 percent increase over the first quarter 2005 sales of $26.1 million, driven by a 53 percent increase in indexed life sales. Sales of indexed products amounted to 93 percent of total fixed life sales during the first quarter of 2006 compared to 69 percent a year ago. Pre-tax segment earnings totaled

$39.2 million compared to $44.0 million in the first quarter of 2005. The decline in segment earnings was due to lower net investment income growth due to the redeployment of capital and higher benefit expense.
Accumulation Product Sales2 and Results
     Sales of fixed annuity products for the quarter totaled $517 million compared to $572 million in the first quarter of 2005. The decrease in annuity sales is primarily due to the competitiveness of certificate of deposit rates in the current economic environment. Sales of indexed annuities comprised 93 percent of first quarter sales compared to 88 percent a year ago. The company currently believes that total fixed annuity sales in 2006 will be approximately $2.8 billion.
     Pre-tax segment earnings increased to $56.1 million for the first quarter of 2006 compared to $40.7 million a year ago. Segment earnings grew primarily due to higher assets under management.
Net Investment Income
     Net investment income was $285 million in the first quarter of 2006 compared to $269 million in the first quarter of 2005. Growth in invested assets and higher yields on new investments contributed to the increase in net investment income. The average rate on new investments in the first quarter was 6.11 percent, 58 basis points higher than a year ago. The weighted average book yield for the first quarter was 5.72 percent compared to 5.69 percent last quarter.

Earnings Guidance3
     “Our efforts remain focused on optimizing the balance between sales growth and profitability and I am pleased to reaffirm our 2006 adjusted net operating income guidance of $4.90 to $5.10 per diluted share,” said Godlasky.
Corporate Actions
     The company will hold its annual meeting of shareholders at 2 p.m. (CDT) on Thursday, May 4, 2006, in Des Moines, Iowa. Shareholders of record who wish to attend the annual meeting should contact the company’s corporate secretary at (515) 362-3695 for more information.
Webcast, Conference Call, Audio Replay and Additional Financial Information
     Interested parties may listen to a webcast or conference call with AmerUs Group’s management discussing first quarter 2006 results. The webcast may be accessed through AmerUs Group’s website at www.amerus.com under the “For Investors” section of the home page. The conference call may be accessed by calling (toll free) 888-396-9924 (international 210-234-0008) at 10 a.m. EDT on Wednesday, May 4, 2006. An audio replay of AmerUs Group’s call will be available at 12 p.m. EDT, May 4, 2006, through May 10, 2006. The replay can be accessed by dialing 800-873-9810 (international 402-220-5314).
     Further detailed financial information, including operating segment income, investment composition, operating expenses and product distribution by channel, can be found in AmerUs Group’s Financial Supplement, which is available by accessing the company’s web site at www.amerus.com or by contacting the company’s investor relations department.

Caution Regarding Forward-Looking Statements
     This press release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in our operations and financial results and our business and products, which include words such as “anticipate”, “believe”, “plan”, “estimate”, “expect”, “intend”, and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance. Factors that may cause our actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (a) general economic conditions and other factors, including prevailing interest rate levels and stock and bond market performance, which may affect (1) our ability to sell our products, (2) the market value of our investments and consequently protection product and accumulation product margins and (3) the lapse rate and profitability of policies; (b) the performance of our investment portfolios which may be affected by general economic conditions, the continued credit quality of the companies whose securities we invest in and the impact of other investment transactions; (c) customer response to new products, distribution channels and marketing initiatives and increasing competition in the sale of insurance and annuities and the recruitment of sales representatives from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance may impair our ability to retain existing customers, attract new customers and maintain our profitability; (d) our ratings and those of our subsidiaries by independent rating organizations which we believe are particularly important to the sale of our products; (e) mortality, morbidity, and other factors which may affect the profitability of our insurance products; (f) our ability to develop and maintain effective risk management policies and procedures and to maintain adequate reserves for future policy benefits and claims; (g) litigation or regulatory investigations or examinations; (h) regulatory changes, interpretations, initiatives or pronouncements, including those relating to the regulation of insurance companies and the regulation and sales of their products and the programs in which they are used; (i) changes in the federal income tax and other federal laws, regulations, and interpretations, including federal regulatory measures that may significantly affect the insurance business including limitations on antitrust immunity, the applicability of securities laws to insurance products, minimum solvency requirements, and changes to the tax advantages offered by life insurance and annuity products or programs with which they are used; (j) the impact of changes in standards of accounting; (k) our ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives and to meet cash requirements based upon projected liquidity sources; (l) our ability to integrate the business and operations of acquired entities; and (m) various other factors discussed in the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2005.
     There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Forward-

looking statements speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statement.
     AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York and Indianapolis Life Insurance Company.
     As of March 31, 2006, AmerUs Group’s total assets were $24.7 billion and shareholders’ equity totaled $1.7 billion, including accumulated other comprehensive income.

[1]	The company views adjusted net operating income, a non-GAAP financial measure, as an important indicator of financial performance. When presented with net income, the combined presentation can enhance an investor’s understanding of AmerUs Group’s underlying profitability and normalized results from operations. The definition of adjusted net operating earnings, as presented in this press release, excludes, on an after-tax basis, from net income items such as open block realized gains and losses, deferred policy acquisition costs associated with open block realized gains and losses, non-insurance operations, the impact of derivative related market value adjustments and the release of income tax provisions. Non-GAAP measures are also used for goal setting, determining employee and management compensation and evaluating our performance on a basis comparable to that used by security analysts. A reconciliation of net income to adjusted net operating income has been included as part of this press release.

[2]	Sales for an insurance company are a performance measure. Sales are presented in accordance with industry practice and represent the amount of new business sold during the period. We believe sales are a measure of the productivity of our distribution networks. Sales are also a leading indicator of future revenue trends. However, revenues are driven by prior period sales as well as current period sales.

[3]	Adjusted net operating income per share is a non-GAAP financial measure. Due to the unpredictability of the timing and recognition of gains and losses, especially items such as credit impairments, trading gains and losses, derivative related market value adjustments as well as the unpredictable nature of certain other items that management believes are not indicative of ongoing operational performance, guidance on GAAP net income cannot readily be estimated. Accordingly, the company is unable to provide guidance with respect to, or a reconciliation of guidance on, adjusted net operating income per share to GAAP net income per share. Management uses adjusted net operating income per share for the reasons detailed in footnote 1 above.

AMERUS GROUP CO.
ADJUSTED NET OPERATING INCOME
($ in thousands, except share data)
Adjusted net operating income reflects net income adjusted to eliminate certain items, such as open block realized/unrealized gains and losses; DAC, VOBA and deferred sales inducements associated with the open block realized/unrealized gains and losses; non-insurance operations; derivative related market value adjustments; and the release of income tax provisions. Adjusted net operating income shown below does not constitute our net income computed in accordance with GAAP. The adjustments are presented net of income taxes.

	For The Three Months Ended
	March 31,
	2006	2005

Net Income available to common stockholders	$78,196	$61,488

Realized/unrealized (gains) losses on open block assets (A)	171	(70)

Net amortization of DAC, VOBA and deferred sales inducements due to open block gains or losses (B)	(116)	(195)

Net effect of derivative related market value adjustments (C)	(26,657)	5,201

Other (income) loss from non-insurance operations (D)	—	226

Income tax items (E)	(562)	(19,927)

Adjusted Net Operating Income available to common stockholders	$51,032	$46,723

Adjusted Net Operating Income available to common stockholders per common share:
Basic	$1.32	$1.18

Diluted	$1.22	$1.09

Weighted average common shares outstanding:
Basic	38,751,160	39,575,696

Diluted	41,960,970	42,930,905

AMERUS GROUP CO.
NOTES TO ADJUSTED NET OPERATING INCOME
(A)	Represents total open block realized/unrealized gains or losses on assets. Open block gains or losses may vary widely between periods. Such amounts are determined by management’s timing of individual transactions or current market conditions and do not necessarily correspond to the underlying operating trends.

(B)	Represents amortization of deferred acquisition costs (DAC), value of business acquired (VOBA) and deferred sales inducements on the open block realized/unrealized gains and losses that are included in our product margins.

(C)	Represents the net effect of derivative related market value adjustments. The accounting entries consist of cash flow hedge amortization; market value adjustments on trading securities, derivatives, and indexed contracts; and the associated change in amortization of DAC, VOBA, and deferred sales inducements resulting from such adjustments.

(D)	Represents the net income from our property operations which are not part of our insurance operations.

(E)	Represents a reduction in the income tax accrual for the release of provisions originally established for potential tax adjustments which have been settled or eliminated.

AMERUS GROUP CO.
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share data)

	For The Three Months Ended March 31,
	2006	2005

Revenues:
Insurance premiums	$53,498	$62,546
Product charges	68,062	59,033
Net investment income	285,318	268,711
Realized/unrealized capital gains (losses)	50,645	(48,944)
Other income	12,917	12,556

	470,440	353,902

Benefits and expenses:
Policyowner benefits	211,992	169,583
Underwriting, acquisition and other expenses	40,968	40,608
Amortization of deferred policy acquisition costs and value of business acquired	68,520	52,743
Dividends to policyowners	18,733	20,003

	340,213	282,937

Income from continuing operations	130,227	70,965

Interest expense	8,665	7,780

Income before income tax expense	121,562	63,185

Income tax expense	40,647	1,697

Net income	80,915	61,488

Dividends on preferred stock	2,719	—

Net income available to common stockholders	$78,196	$61,488

Net income available to common stockholders per common share:
Basic	$2.02	$1.55

Diluted	$1.86	$1.43

Weighted average common shares outstanding:
Basic	38,751,160	39,575,696

Diluted	41,960,970	42,930,905

AMERUS GROUP CO.
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	March 31,	December 31,
	2006	2005

Investments:
Securities available-for-sale at fair value:
Fixed maturity securities	$16,468,471	$16,727,933
Equity securities	74,889	75,658
Short-term investments	18,996	9,998
Securities held for trading purposes:
Fixed maturity securities	1,383,819	1,414,225
Equity securities	4,087	2,358
Mortgage loans	964,495	976,135
Policy loans	484,260	483,441
Other investments	374,115	347,552

Total investments	19,773,132	20,037,300

Cash and cash equivalents	529,556	600,160
Accrued investment income	241,316	237,221
Premiums, fees and other receivables	39,640	40,667
Income taxes receivable	—	9,005
Reinsurance receivables	727,852	730,532
Deferred policy acquisition costs	1,946,284	1,755,159
Deferred sales inducements	298,880	261,322
Value of business acquired	358,260	356,949
Goodwill	229,670	228,869
Property and equipment	45,539	44,467
Other assets	310,114	306,655
Separate account assets	224,530	221,694

Total assets	$24,724,773	$24,830,000

AMERUS GROUP CO.
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	March 31,	December 31,
	2006	2005

Liabilities and Stockholders’ Equity
Liabilities:
Policy reserves and policyowner funds:
Future life and annuity policy benefits	$19,620,984	$19,486,854
Policyowner funds	1,489,572	1,483,873

	21,110,556	20,970,727

Accrued expenses and other liabilities	874,103	975,419
Dividends payable to policyowners	209,726	278,839
Policy and contract claims	67,082	66,137
Income taxes payable	100	—
Deferred income taxes	28,290	58,818
Notes payable	555,899	556,051
Separate account liabilities	224,530	221,694

Total liabilities	23,070,286	23,127,685

Stockholders’ equity:
Preferred Stock, no par value, 20,000,000 shares authorized, 6,000,000 shares issued and outstanding in 2006 and 2005	144,830	144,830
Common Stock, no par value, 230,000,000 shares authorized; 46,871,831 shares issued and 38,802,455 shares outstanding in 2006 46,675,811 shares issued and 38,612,874 shares outstanding in 2005	46,872	46,676
Additional paid-in capital — common stock	1,238,933	1,231,533
Accumulated other comprehensive income/(loss)	(118,881)	(3,612)
Unearned compensation	—	(3,783)
Retained earnings	682,943	604,747
Treasury stock, at cost (8,069,376 shares in 2006 and 8,062,937 shares in 2005)	(340,210)	(318,076)

Total stockholders’ equity	1,654,487	1,702,315

Total liabilities and stockholders’ equity	$24,724,773	$24,830,000

AMERUS GROUP CO.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2006 and the Year Ended December 31, 2005
($ in thousands)

				Accumulated
			Additional	Other				Total
			Paid-In	Comprehensive	Unearned	Retained	Treasury	Stockholders'
	Preferred	Common	Capital	Income (Loss)	Compensation	Earnings	Stock	Equity
Balance at December 31, 2004	$—	$44,226	$1,198,379	$114,670	$(1,238)	$431,911	$(164,479)	$1,623,469

2005:
Net income	—	—	—	—	—	191,179	—	191,179
Net unrealized loss on securities	—	—	—	(118,034)	—	—	—	(118,034)
Net unrealized loss on derivatives designated as cash flow hedges	—	—	—	(248)	—	—	—	(248)
Issuance of preferred stock	144,830	—	—	—	—	—	—	144,830
Conversion of OCEANs	—	1,675	9,069	—	—	—	—	10,744
Stock issued under various incentive plans, net of forfeitures	—	775	24,085	—	(2,545)	—	958	23,273
Purchase of treasury stock	—	—	—	—	—	—	(154,555)	(154,555)
Dividends declared on preferred stock	—	—	—	—	—	(2,417)	—	(2,417)
Dividends declared on common stock	—	—	—	—	—	(15,926)	—	(15,926)

Balance at December 31, 2005	144,830	46,676	1,231,533	(3,612)	(3,783)	604,747	(318,076)	1,702,315

2006:
Net income	—	—	—	—	—	80,915	—	80,915
Net unrealized loss on securities	—	—	—	(115,438)	—	—	—	(115,438)
Net unrealized loss on derivatives designated as cash flow hedges	—	—	—	(42)	—	—	—	(42)
Stock issued under various incentive plans, net of forfeitures	—	196	11,183	—	—	—	(6,817)	4,562
Purchase of treasury stock	—	—	—	—	—	—	(15,317)	(15,317)
Dividends declared on preferred stock	—	—	—	—	—	(2,719)	—	(2,719)
Reclassification of unearned compensation under SFAS 123R	—	—	(3,783)	—	3,783	—	—	—
Minimum pension liability adjustment	—	—	—	211	—	—	—	211

Balance at March 31, 2006	$144,830	$46,872	$1,238,933	$(118,881)	$—	$682,943	$(340,210)	$1,654,487